EXHIBIT 99.2

Notice of Grant of Stock Options and Option Agreement	Exar Corporation ID: 941741481 48720 Kato Road Fremont, CA 94538

Option Number: Plan: 00EE ID:

Effective (Date), you have been granted a(n) Non-Qualified Stock Option to buy (#,###) shares of Exar Corporation (the Company) stock at ($xx.xx) per share.

The total option price of the shares granted is $xx,xxx.xx.

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration
xxxx	On Vest Date	xx/xx/xx	xx/xx/xx
xxxx	On Vest Date	xx/xx/xx	xx/xx/xx
xxxx	On Vest Date	xx/xx/xx	xx/xx/xx
xxxx	On Vest Date	xx/xx/xx	xx/xx/xx

By your signature and the Company’s signature below, you and the Company agree that these options are granted under and governed by the terms and conditions of the Company’s Stock Option Plan as amended and the Option Agreement, all of which are attached and made a part of this document.

Exar Corporation	Date
NAME	Date